Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in the Form 10-K Annual Report for the fiscal year ended December 31, 2016, of Eclipse Resources Corporation filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 of our reports dated January 24, 2017; January 18, 2016; January 20, 2015; April 16, 2014; and April 22, 2014, with respect to estimates of reserves and future revenue of Eclipse Resources I, LP, as of December 31, 2016; December 31, 2015; December 31, 2014; December 31, 2013; and December 31, 2012. We also hereby consent to the incorporation by reference to all references to our firm included in the Form 10-K Annual Report for the fiscal year ended December 31, 2016, of Eclipse Resources Corporation filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

March 3, 2017

Please be advised that the digital document you are viewing is provided by Netherland, Sewell & Associates, Inc. (NSAI) as a convenience to our clients. The digital document is intended to be substantively the same as the original signed document maintained by NSAI. The digital document is subject to the parameters, limitations, and conditions stated in the original document. In the event of any differences between the digital document and the original document, the original document shall control and supersede the digital document.